                                                                      Exhibit 12
                                   Conectiv
                      Ratio of Earnings to Fixed Charges
                            (Dollars in Thousands)


                                                  9 Months                            Year Ended December 31,
                                                   Ended
                                                September 30,  ------------------------------------------------------------------
                                                   2001            2000           1999           1998          1997         1996
                                               ----------      ----------     ----------     ---------     ---------    ---------
Income from continuing operations                $366,542        $203,815       $113,578      $153,201      $101,218     $107,251
                                               ----------      ----------     ----------     ---------     ---------    ---------
Income taxes                                      253,401         151,275        105,816       105,817        72,155       78,340
                                               ----------      ----------     ----------     ---------     ---------    ---------
Fixed charges:
        Interest on long-term debt
             including amortization of
             discount, premium and
             expense                              111,410         166,256        149,732       133,796        78,350       69,329
        Other interest                             43,299          60,818         37,743        26,199        12,835       12,516
        Preferred dividend require-
             ments of subsidiaries                 14,689          20,383         19,894        17,871        10,178       10,326
                                               ----------      ----------     ----------     ---------     ---------    ---------
             Total fixed charges                  169,398         247,457        207,369       177,866       101,363       92,171
                                               ----------      ----------     ----------     ---------     ---------    ---------
Non-utility capitalized interest                  (11,961)         (9,278)        (3,264)       (1,444)         (208)        (311)
                                               ----------      ----------     ----------     ---------     ---------    ---------
Undistributed earnings of equity
        method investees                                -          (4,496)             -             -             -            -
                                               ----------      ----------     ----------     ---------     ---------    ---------
Income from continuing operations
        before income taxes and
        fixed charges                            $777,380        $588,773       $423,499      $435,440      $274,528     $277,451
                                               ==========      ==========     ==========     =========     =========    =========

Total fixed charges shown above                  $169,398        $247,457       $207,369      $177,866      $101,363     $ 92,171
Increase preferred stock dividend
   requirements of subsidiaries to
   a pre-tax amount                                 3,255           5,253          6,123         4,901         3,065        6,025
                                               ----------      ----------     ----------     ---------     ---------    ---------
Fixed charges for ratio
   computation                                   $172,653        $252,710       $213,492      $182,767      $104,428     $ 98,196
                                               ==========      ==========     ==========     =========     =========    =========
Ratio of earnings to fixed charges                   4.50            2.33           1.98          2.38          2.63         2.83

For purposes of computing the ratio, earnings are income from continuing operations item plus income taxes and fixed charges, less non-utility capitalized interest and undistributed earnings of equity method investees. Fixed charges include gross interest expense, the estimated interest component of rentals, and preferred stock dividend requirements of subsidiaries. Preferred stock dividend requirements for purposes of computing the ratio have been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements.